Exhibit (d)(2)

Elliott Associates, L.P. 40 W 57th St. New York, New York 10019	Elliott International, L.P. 40 W 57th St. New York, New York 10019

June 24, 2019

Chapters Holdco Inc.
c/o Elliott Management Corporation
40 West 57th St.
New York, New York 10019

Gentlemen:

Reference is made to that certain Amended and Restated Agreement and Plan of Merger (as amended from time to time, the “Merger Agreement”), dated as of the date hereof, by and among Chapters Holdco Inc., a Delaware corporation (“Parent”), Chapters Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Barnes & Noble, Inc., a Delaware corporation (the “Company”).  This letter agreement amends and restates in its entirety that certain letter agreement, dated as of June 6, 2019, from the Elliott Sponsors to Parent (the “Original Equity Commitment Letter”).  Upon the execution and delivery of this letter agreement, the Original Equity Commitment Letter is of no further force or effect.  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Merger Agreement.

1.                                      This letter agreement confirms the commitment, on a several (not joint and several) basis and subject to the terms and conditions contained herein and in the Merger Agreement, of Elliott Associates, L.P., a Delaware limited partnership (“Elliott Associates”), and Elliott International, L.P., a Cayman Islands limited partnership (“Elliott International” and together with Elliott Associates, the “Elliott Sponsors” and each an “Elliott Sponsor”), to purchase, or cause the purchase of, directly or indirectly, at or immediately prior to the Offer Closing, equity securities of Parent (any such equity securities of Parent, “Equity Securities”), for the benefit of Parent and to be contributed to Parent, solely for the purpose of providing a portion of the financing for the transactions contemplated by the Merger Agreement (the “Transactions”), including (a) the acceptance for payment and payment by Merger Sub of the Offer Price for all shares of Company Common Stock tendered pursuant to the Offer and not validly withdrawn at the Offer Closing (the “Offer Amount”), (b) the payment of all amounts due under Section 2.8 and Section 2.10 of the Merger Agreement (the “Merger Amount”), and (c) the fees and expenses related to transactions contemplated by the Merger Agreement, for an aggregate purchase price equal to the amount set forth opposite its name on Annex A (collectively, the “Commitment”); provided, that no

Elliott Sponsor shall, under any circumstances, be obligated to, directly or indirectly, purchase equity securities of, or make contributions to or otherwise fund, Parent in excess of its portion of the Commitment.  Subject to Section 5.13 of the Merger Agreement, the amount of the Commitment to be funded under this letter agreement may be reduced in a manner agreed to by the Elliott Sponsors in the event that Parent does not require all of the equity with respect to which the Elliott Sponsors have made or committed to fund pursuant to the Commitment in order to meet its obligations under the Merger Agreement, including as set forth in Article II thereof.

2.                                      The Elliott Sponsors’ obligations under this letter agreement, including their obligations to fund their respective portions of the Commitment, are subject to, and conditioned upon, only (a) the satisfaction and continuing satisfaction in full or waiver by Parent of each of the conditions to Parent’s obligations contained in (i) with respect to the Merger Amount, Section 6.1 of the Merger Agreement, and (ii) with respect to the Offer Amount, Annex I to the Merger Agreement (other than those conditions that by their terms are to be satisfied at the Offer Acceptance Time, but subject to the satisfaction or waiver of those conditions), (b) the substantially concurrent consummation and funding of the Debt Financing or Alternative Financing, as applicable, in full, or the Debt Financing Sources having provided written confirmation that the Debt Financing (or the Alternative Financing, if applicable) will be funded at the Offer Closing if the Commitment is funded at the Offer Closing, and (c) the substantially concurrent (i) with respect to the Offer Amount, acceptance for payment by Merger Sub of all shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer and (ii) with respect to the Merger Amount, consummation of the Merger pursuant to the terms of the Merger Agreement.

3.                                      The Elliott Sponsors’ obligations to fund their respective portions of the Commitment may not be assigned, except as permitted in this section 3.  Each Elliott Sponsor may allocate or assign all or a portion of its rights and obligations under this letter agreement, including its obligation to fund its portion of the Commitment, to one or more Persons who are affiliates of the Elliott Sponsors or commit to the Elliott Sponsor to invest in the Transactions (collectively, the “Permitted Elliott Sponsor Assignees”); provided, however, that any such allocation or assignment shall not (x) relieve any Elliott Sponsor, which shall remain responsible to Parent for the full amount of its portion of the Commitment (subject to the conditions in this letter agreement), of any of its obligations (including funding obligations) under this letter agreement or (y) be reasonably expected to prevent, materially impede or materially delay the consummation of the Offer, the Merger and the other transactions contemplated by the Merger Agreement.

4.                                      Subject to the terms of this section 4, this letter agreement may be enforced only by Parent to cause performance hereunder by the Elliott Sponsors (subject to the terms and conditions herein and in the Merger Agreement) and only in accordance with this letter agreement.  This letter agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this letter agreement, express or implied, is intended to or shall confer upon any other Person other than the parties to this letter agreement and their respective successors and permitted assigns (other than as expressly set forth in sections 7 and 8 hereof or as set forth in section 3 above) any right, benefit or remedy of any nature whatsoever under or by reason of this letter agreement, except that the Company shall, solely for the purpose set forth in this sentence, be an intended and express third-party beneficiary of the rights expressly granted to Parent in the previous sentence, and shall be entitled to an injunction or an order of specific performance to cause the funding of the Commitment as contemplated hereby, only in circumstances in which the Company is entitled to specific performance in accordance with Section 8.12(b) of the Merger Agreement and subject to the terms and conditions herein.  The rights of Parent may not be assigned without Elliott Sponsor’s prior written consent.

5.                                      This letter agreement and the obligation of the Elliott Sponsors to fund their respective portions of the Commitment will terminate on the earliest to occur of (a) the Closing (at which time the obligations hereunder shall be discharged), (b) the valid termination of the Merger Agreement pursuant to its terms, (c) the Company, or any Person claiming by, through or for the benefit of the Company, receiving payment in full of the Parent Termination Fee pursuant to the Merger Agreement or the Limited Guarantee (as hereinafter defined) in respect of such obligations or (d) the Company or any of its officers, directors, agents or representatives, asserting or filing, directly or indirectly, any Action (of any kind or nature, whether in law or in equity) with respect to the Limited Guarantee, the Merger Agreement, the Debt Financing Commitment Letter or any transaction contemplated hereby or thereby or otherwise relating thereto, other than the enforcement of (i) the Company’s right to specific performance, prior to the termination of the Merger Agreement, as a third-party beneficiary under this letter agreement as set forth in paragraph 4 above (but only if the Company is then entitled to specific performance pursuant to Section 8.12(b) of the Merger Agreement); (ii) the Company’s right to receive the Parent Termination Fee from Parent when required to be paid pursuant to the Merger Agreement; (iii) the Company’s right to reimbursement by Parent for costs and expenses incurred by the Company or any of its Affiliates in connection with the Debt Financing pursuant to Section 5.14(c) of the Merger Agreement; (iv) the Company’s right (and the right of its Affiliates, and its and their respective directors, officers and employees) to indemnification by Parent in connection with the Debt Financing pursuant to Section 5.14(e) of the Merger Agreement, (v) the Company’s rights against the Elliott Sponsors under the Limited Guarantee and (vi) the Company’s rights pursuant to the Confidentiality Agreement (as defined in the Merger Agreement) (clauses (i) through (vi), the “Retained Claims”).  Any claim against the Elliott Sponsors under this letter agreement shall be barred if not brought in a court of competent jurisdiction prior to the valid termination of the Merger Agreement.  Notwithstanding anything to the contrary contained in this letter agreement or any other document, the obligations of the Elliott Sponsors under this letter agreement shall be several and not joint.  Upon any such termination of this letter agreement, any obligations hereunder will terminate and none of the parties hereto shall have any liability whatsoever to any other party.

6.                                      Except for the rights of the Company set forth herein, Parent’s and Merger Sub’s creditors shall not have any right to enforce this letter agreement.

7.                                      Concurrently with the execution and delivery of the Merger Agreement, the Elliott Sponsors will execute and deliver to the Company an amended and restated limited guarantee, dated as of the date hereof (such limited guarantee executed and delivered by the Elliott Sponsors, the “Limited Guarantee”), related to certain of Parent’s payment and indemnification obligations under the Merger Agreement.  The Company’s remedies against the Elliott Sponsors under the Limited Guarantee, shall, and are intended to, be the sole and exclusive direct or indirect remedies available to the Company (other than the enforcement of the Company’s right to specific performance in the Merger Agreement against Parent (subject to the terms and limitations herein and Section 8.12(b) of the Merger Agreement), the Company’s right as a third party beneficiary under this letter agreement and the other Retained Claims); provided, however, that in no event shall the Company be entitled to both recovery under the Limited Guarantee in respect of the Parent Termination Fee and to specific performance under the Merger Agreement against the Elliott Sponsors; provided, further, that in no event shall the Company be entitled to recovery under the Limited Guarantee against (a) any Permitted Elliott Sponsor Assignee (except to the extent such Permitted Elliott Sponsor Assignee expressly assumes obligations in respect of the Limited Guarantee), (b) any former, current or future director, officer, employee, agent, general or limited partner, manager, “principal”, member, stockholder or Affiliate of the Elliott Sponsors or any Permitted Elliott Sponsor Assignee, or (c) any former, current or future director, officer, employee, agent, general or limited partner, manager, “principal”, member, stockholder, assignee, Affiliate or other direct or indirect beneficial owner of any of the Persons referred to in clause (b) of this sentence (the Persons referred to in clauses (a) through (c) of this sentence, collectively, the “Elliott Sponsor Related Persons”; provided that in no event shall Parent or any Elliott Sponsor be considered an Elliott Sponsor Related Person), in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement and the transactions contemplated thereby, including in the event Parent breaches its obligations under the Merger Agreement, but without limiting the rights or obligations of any person pursuant to the Confidentiality Agreement.

8.                                      Under no circumstances, but without limiting the rights or obligations of any person pursuant to the Confidentiality Agreement, shall Elliott Associates, Elliott International, any Elliott Sponsor Related Person or Parent be liable for special, incidental, consequential, exemplary or punitive damages under or in connection with the Merger Agreement, this letter agreement or the transactions contemplated or otherwise incidental thereby or hereby.  Notwithstanding anything that may be expressed or implied in this letter agreement or any document or instrument delivered in connection herewith, Parent, by its acceptance of the benefits of this letter agreement (including the equity commitment hereunder), covenants, agrees and acknowledges that no Person other than the Elliott Sponsors has any obligation hereunder and that, notwithstanding that each of Elliott Associates and Elliott International may be a partnership or limited liability company, no recourse hereunder or under any documents or instruments delivered in connection herewith shall be had against any Elliott Sponsor Related Person, as such, whether by the enforcement of any assessment or by any Action or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Elliott Sponsor Related Person, as such, for any obligations of the Elliott Sponsors under this letter agreement or any documents or instruments delivered in connection herewith or for any claim based on, in respect of, or by reason of such obligation or their creation, provided that the foregoing shall not limit the rights or obligations of any person pursuant to the Confidentiality Agreement.

9.                                      Each Elliott Sponsor represents and warrants, on a several (not joint and several) basis, to Parent that:

(a)                                 Such Elliott Sponsor is a limited partnership, validly existing and in good standing under the laws of its jurisdiction of organization, and has all requisite power and authority necessary to execute and deliver this letter agreement, and to perform its obligations hereunder.  The execution, delivery and performance by such Elliott Sponsor of this letter agreement have been approved by the requisite limited partnership action, and no other action on the part of such Elliott Sponsor is necessary to authorize the execution, delivery and performance by such Elliott Sponsor of this letter agreement.

(b)                                 This letter agreement has been duly executed and delivered by such Elliott Sponsor and constitutes the legal, valid and binding obligation of such Elliott Sponsor, enforceable against such Elliott Sponsor in accordance with its terms, subject to applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and similar laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally and to general principles of equity.  Neither the execution and delivery of this letter agreement by such Elliott Sponsor nor performance by such Elliott Sponsor of its obligations pursuant to this letter agreement will (i) conflict with or violate any provision of the organizational documents of such Elliott Sponsor, (ii) violate, in any material respect, any law, rule, regulation, judgment, writ, stipulation or injunction of any governmental authority applicable to such Elliott Sponsor, or (iii) violate or constitute a default under any of the terms, conditions or provisions of any material contract to which such Elliott Sponsor is a party.

(c)                                  Such Elliott Sponsor has the financial capacity to perform its obligations hereunder, and all funds necessary for such Elliott Sponsor to fulfill such obligations shall be continuously available to such Elliott Sponsor (or its Permitted Elliott Sponsor Assignee pursuant to section 3 hereof) for so long as this letter agreement shall remain in effect in accordance with section 5 hereof.

10.                               This letter agreement may not be amended or modified except by an instrument in writing signed by each of the parties hereto and, solely with respect to amendments or modifications that are expressly prohibited by Section 5.13(c) of the Merger Agreement, the Company and Elliott Sponsor shall, promptly following the execution thereof, deliver to the Company a true and complete fully executed copy of any amendment or modification to this letter agreement.

11.                               This letter agreement and all disputes, claims or controversies arising out of or relating to this letter agreement, or the negotiation, validity or performance of this letter agreement, or the transactions contemplated hereby, shall be governed by and construed in accordance with the laws of the state of Delaware without regard to its rules of conflict of laws.  Each of the parties hereto hereby (a) irrevocably and unconditionally consents to submit itself to the sole and exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, or, if that court does not have jurisdiction, the Superior Court of the State of Delaware (or, if under applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware) (collectively, the “Delaware Courts”) in connection with any dispute, claim, or controversy arising out of or relating to this letter agreement or the transactions contemplated hereby, (b) waives any objection to the laying of venue of any such litigation in any of the Delaware Courts, (c) agrees not to plead or claim in any such court that such litigation brought therein has been brought in an inconvenient forum and agrees not otherwise to attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court, and (d) agrees that it will not bring any action, suit, or proceeding in connection with any dispute, claim, or controversy arising out of or relating to this letter agreement or the transactions contemplated hereby, in any court or other tribunal, other than any of the Delaware Courts.  All actions and proceedings arising out of or relating to this letter agreement or the transactions contemplated hereby shall be heard and determined in the Delaware Courts.  Each of the parties hereto hereby irrevocably and unconditionally agrees that service of process in connection with any dispute, claim, or controversy arising out of or relating to this letter agreement or the transactions contemplated hereby may be made upon such party by prepaid certified or registered mail, with a validated proof of mailing receipt constituting evidence of valid service, directed to such party at the address specified above.  Service made in such manner, to the fullest extent permitted by applicable Law, shall have the same legal force and effect as if served upon such party personally within the State of Delaware.  Nothing herein shall be deemed to limit or prohibit service of process by any other manner as may be permitted by applicable Law.

12.                               EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HERBY.

13.                               This letter agreement is being provided to the Company solely in connection with the Transaction and shall be treated as confidential by the Company other than in connection with the enforcement of its rights hereunder or as required by applicable Law or the rules of any national securities exchange.  This letter agreement may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of the Elliott Sponsors; provided, however, that Parent and the Elliott Sponsors may disclose this letter agreement (a) to the extent required by applicable Law, (b) to any other Elliott Sponsor Related Persons, (c) to the financing sources of the Elliott Sponsor Related Persons and (d) to the respective officers, directors, employees, advisors, representatives and agents of the foregoing (including Parent and the Elliott Sponsors).

14.                               This letter agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.  The exchange of copies of this letter agreement and of signature pages by facsimile or e-mail shall constitute effective execution and delivery of this letter agreement as to the parties and may be used in lieu of the original letter agreement for all purposes.  Signatures of the parties transmitted by facsimile or e-mail shall be deemed to be their original signatures for all purposes.

[Remainder of page intentionally left blank]

Please countersign a copy of this letter agreement and return it to the undersigned to confirm your agreement with the terms set forth in this letter agreement.

Sincerely,

ELLIOTT ASSOCIATES, L.P.

By: Elliott Capital Advisors, L.P., as General Partner
By: Braxton Associates, Inc., as General Partner

By:	/s/ Elliot Greenberg
Name: Elliot Greenberg
Title: Vice President

ELLIOTT INTERNATIONAL, L.P.

By: Hambledon, Inc., its General Partner
By: Elliott International Capital Advisors Inc., as Attorney-in-Fact

By:	/s/ Elliot Greenberg
Name: Elliot Greenberg
Title: Vice President

Accepted and agreed as of the date first
above written by:

CHAPTERS HOLDCO INC.

By:	/s/ Elliot Greenberg
Name: Elliot Greenberg
Title: Vice President and Secretary

[Signature Page to Amended and Restated Equity Commitment Letter]

ANNEX A

Equity Commitment

Name	Aggregate Purchase Price
Elliott Associates, L.P.	$84,800,000
Elliott International, L.P.	$180,200,000